   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

            MBNA CORPORATION                             MARYLAND                                52-1713008
             MBNA CAPITAL D                              DELAWARE                                51-6518846
             MBNA CAPITAL E                              DELAWARE                                51-6518847
             MBNA CAPITAL F                              DELAWARE                               APPLIED FOR
             MBNA CAPITAL G                              DELAWARE                               APPLIED FOR
   (EXACT NAME OF THE REGISTRANTS AS         (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
SPECIFIED IN THEIR RESPECTIVE CHARTERS)       INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

                               ------------------

                           WILMINGTON, DELAWARE 19884
                                 (800) 362-6255
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF EACH
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                                M. SCOT KAUFMAN
          SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                MBNA CORPORATION
                        WILMINGTON, DELAWARE 19884-0144
                                 (800) 362-6255
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:

                      JOHN W. SCHEFLEN                                              JOHN B. TEHAN
    EXECUTIVE VICE PRESIDENT, CHIEF COUNSEL & CORPORATE                       SIMPSON THACHER & BARTLETT
                         SECRETARY                                               425 LEXINGTON AVENUE
                      MBNA CORPORATION                                         NEW YORK, NEW YORK 10017
              WILMINGTON, DELAWARE 19884-0127

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                               TO BE          OFFERING PRICE    AGGREGATE OFFERING
SECURITIES TO BE REGISTERED                                      REGISTERED(1)        PER UNIT(2)          PRICE(2)
-------------------------------------------------------------------------------------------------------------------------
Debt Securities.............................................
-------------------------------------------------------------------------------------------------------------------------
Capital Stock, $.01 par value per share.....................
-------------------------------------------------------------------------------------------------------------------------
Depositary Shares representing Preferred Stock(4)...........
-------------------------------------------------------------------------------------------------------------------------
Securities Warrants.........................................
-------------------------------------------------------------------------------------------------------------------------
Currency Warrants...........................................
-------------------------------------------------------------------------------------------------------------------------
Stock Purchase Contracts....................................
-------------------------------------------------------------------------------------------------------------------------
Stock Purchase Units........................................
-------------------------------------------------------------------------------------------------------------------------
Prepaid Stock Purchase Contracts............................
-------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of MBNA Capital D................
-------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of MBNA Capital E................
-------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of MBNA Capital F................
-------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of MBNA Capital G................
-------------------------------------------------------------------------------------------------------------------------
Guarantees of Trust Preferred Securities of MBNA Capital D,
MBNA Capital E, MBNA Capital F and MBNA Capital G(5)........
-------------------------------------------------------------------------------------------------------------------------
Total.......................................................   $8,941,302,950(3)         100%          $8,941,302,950(3)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

TITLE OF EACH CLASS OF                                             AMOUNT OF
SECURITIES TO BE REGISTERED                                    REGISTRATION FEE
------------------------------------------------------------
Debt Securities.............................................
------------------------------------------------------------
Capital Stock, $.01 par value per share.....................
------------------------------------------------------------
Depositary Shares representing Preferred Stock(4)...........
------------------------------------------------------------
Securities Warrants.........................................
------------------------------------------------------------
Currency Warrants...........................................
------------------------------------------------------------
Stock Purchase Contracts....................................
------------------------------------------------------------
Stock Purchase Units........................................
------------------------------------------------------------
Prepaid Stock Purchase Contracts............................
------------------------------------------------------------
Trust Preferred Securities of MBNA Capital D................
------------------------------------------------------------
Trust Preferred Securities of MBNA Capital E................
------------------------------------------------------------
Trust Preferred Securities of MBNA Capital F................
------------------------------------------------------------
Trust Preferred Securities of MBNA Capital G................
------------------------------------------------------------
Guarantees of Trust Preferred Securities of MBNA Capital D,
MBNA Capital E, MBNA Capital F and MBNA Capital G(5)........
------------------------------------------------------------
Total.......................................................     $2,199,560.53
-----------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) In U.S. dollars or equivalent thereof in other currencies, including composite currencies, on the basis of exchange rates on the date an agreement to issue and sell the applicable Debt Securities is entered into.
(2) Estimated solely for the purpose of computing the registration fee.
(3) Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock or Trust Preferred Securities and the initial offering price of any Common Stock, Securities Warrants, Currency Warrants, Stock Purchase Contracts, Stock Purchase Units and Prepaid Stock Purchase Contracts.
(4) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in the shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.
(5) MBNA Corporation is also registering under this Registration Statement all other obligations that it may have with respect to Trust Preferred Securities issued by MBNA Capital D, MBNA Capital E, MBNA Capital F and MBNA Capital G. No separate consideration will be received for any guarantee or any other such obligations.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT AND SUPPLEMENT TO SUCH PROSPECTUS WILL ALSO BE USED IN CONNECTION WITH UP TO $875,000,000 OF UNSOLD SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 333-74919 AND $183,697,050 OF UNSOLD SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 333-15721. THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-74919) AND POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRANTS' REGISTRATION STATEMENT ON FORM S-3 (NO. 333-15721) AND SUCH POST-EFFECTIVE AMENDMENTS SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933. UPON THE EFFECTIVENESS OF SUCH POST-EFFECTIVE AMENDMENTS, THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENTS NO. 333-74919 AND NO. 333-15721 WILL RELATE TO AN AGGREGATE OF $10,000,000,000 OF UNSOLD SECURITIES.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2000

                                   PROSPECTUS


$10,000,000,000                                            [MBNA CORPORATION LOGO]
MBNA CORPORATION

-------------------------------

                                     MBNA Corporation may offer and sell --
                                     -- Debt Securities
                                     -- Preferred Stock
                                     -- Common Stock
 A security is not a deposit         -- Securities Warrants
 and the securities are not          -- Currency Warrants
 insured or guaranteed               -- Stock Purchase Contracts
 by the Federal Deposit              -- Stock Purchase Units
 Insurance Corporation               -- Prepaid Stock Purchase Contracts
 or any other                        ------------------
 governmental agency.
                                     MBNA Capital D, MBNA Capital E, MBNA Capital F and MBNA
 This prospectus may be used to      Capital G may offer and sell --
 offer and sell securities only      -- Trust Preferred Securities Guaranteed by MBNA
 if accompanied by the                 Corporation
 prospectus supplement for
 those securities.                   We will provide specific terms of these securities in
                                     supplements to this prospectus. You should read this
                                     prospectus and any supplements carefully before you
                                     invest.
-------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     , 2000

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

     We provide information to you about the securities in three separate documents that progressively provide more detail:

     - this prospectus, which provides general information, some of which may not apply to your securities;

     - the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

     - a pricing supplement, which describes the specific and final terms of your securities.

     If the terms of your securities vary between the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

     -  the pricing supplement;

     -  the prospectus supplement; and

     -  the prospectus.

     You should rely only on the information provided in this prospectus and the accompanying prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus or the accompanying prospectus supplement as of any date other than the dates stated on their respective covers.

     We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

     Parts of this prospectus use defined terms. You can find a listing of the pages where definitions used in this prospectus are defined under the caption "Index of Terms for Prospectus" beginning on page 41 in this prospectus.

                            ------------------------

                               TABLE OF CONTENTS

                                           Page
                                           ----
ABOUT THIS PROSPECTUS....................    4

WHERE YOU CAN FIND MORE INFORMATION......    4

THE COMPANY..............................    5

THE TRUSTS...............................    5

USE OF PROCEEDS..........................    6

RATIO OF EARNINGS TO FIXED
     CHARGES AND RATIO OF EARNINGS TO
     COMBINED FIXED CHARGES AND PREFERRED
     STOCK DIVIDEND REQUIREMENTS.........    6

REGULATORY MATTERS.......................    7
     General.............................    7
     Dividend Limitations................    7
     Holding Company Structure...........    8
     Capital Adequacy....................    9
     Regulatory Capital Ratios...........    9
     FDICIA and FDIC Insurance...........   10
     Regulation of the Credit Card
       Business..........................   11
     Federal Financial Institutions
       Examination Council...............   12

DESCRIPTION OF DEBT SECURITIES...........   12
     General.............................   12
     Subordination of Subordinated Debt
       Securities........................   14
     Restriction on Sale or Issuance of
       Voting Stock of the Bank..........   15
     Events of Default...................   16
     Defeasance and Covenant
       Defeasance........................   17
     Modification and Waiver.............   18
     Consolidation, Merger and Sale of
       Assets............................   19
     Global Debt Securities..............   19
     Concerning the Trustees.............   20

DESCRIPTION OF PREFERRED STOCK...........   20
     General.............................   20
     Rank................................   21
     Dividend Rights.....................   21
     Voting Rights.......................   21
     Rights Upon Liquidation.............   22
     Redemption..........................   22
     Conversion..........................   22
     Depositary Shares...................   22

DESCRIPTION OF COMMON STOCK..............   24

DESCRIPTION OF SECURITIES WARRANTS.......   25

DESCRIPTION OF CURRENCY WARRANTS.........   25

DESCRIPTION OF STOCK PURCHASE CONTRACTS
  AND STOCK PURCHASE UNITS...............   27

                                           Page
                                           ----

DESCRIPTION OF THE JUNIOR SUBORDINATED
  DEBT SECURITIES........................   27
     General.............................   27
     Terms...............................   28
     Subordination.......................   29
     Certain Covenants of MBNA
       Corporation.......................   29
     Option to Defer Interest Payments...   30
     Modification of Indenture...........   30
     Events of Default...................   31
     Enforcement of Certain Rights by
       Holders of Trust Preferred
       Securities........................   32
     Consolidation, Merger, Sale of
       Assets and Other Transactions.....   32
     Satisfaction and Discharge..........   32
     Information Concerning the Junior
       Subordinated Trustee..............   32
     Governing Law.......................   33

DESCRIPTION OF TRUST PREFERRED
  SECURITIES.............................   33
     General.............................   33
     Events of Default...................   34
     Common Securities...................   34
     Information Concerning the Property
       Trustee...........................   35

DESCRIPTION OF THE TRUST PREFERRED
  SECURITIES GUARANTEES..................   35
     General.............................   35
     Status of the Trust Preferred
       Securities Guarantees.............   36
     Modification of the Trust Preferred
       Securities Guarantees;
       Assignment........................   36
     Termination.........................   37
     Events of Default...................   37
     Information Concerning the Trust
       Preferred Securities Guarantee
       Trustee...........................   37
     Governing Law.......................   37

RELATIONSHIP AMONG TRUST PREFERRED
  SECURITIES, THE JUNIOR SUBORDINATED
  DEBT SECURITIES AND THE GUARANTEES.....   37
     Full and Unconditional Guarantee....   37
     Sufficiency of Payments.............   38
     Enforcement Rights of Holders of
       Trust Preferred Securities........   38

PLAN OF DISTRIBUTION.....................   38

VALIDITY OF SECURITIES...................   39

EXPERTS..................................   40

INDEX OF TERMS FOR PROSPECTUS............   41

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "Commission," utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" or similar references mean MBNA Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This prospectus constitutes part of a Registration Statement on Form S-3 filed with the Commission under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and you should refer to the Registration Statement for further information about us and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission is not necessarily complete, and in each instance you should refer to the copy of the document filed.

     The Commission allows us to disclose important information to you by referring you to documents we have filed or will file with them. The information "incorporated by reference" is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede previously filed information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, the "Exchange Act," until we sell all of the securities:

          1. Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A-1 provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein.

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

          3. Our Current Reports on Form 8-K dated January 10, 2000, January 31, 2000,

     February 29, 2000, March 8, 2000, March 28, 2000, March 31, 2000, April 12,
     2000, April 13, 2000, April 30, 2000, May 11, 2000, May 31, 2000, June 1,
     2000, June 23, 2000, June 28, 2000, June 30, 2000, July 12, 2000, July 20,
     2000, July 31, 2000, August 14, 2000, August 23, 2000, August 31, 2000 and
     September 8, 2000.

          4. The description of our Common Stock contained in our registration statement filed on Form 8-A on January 18, 1991 under the Exchange Act.

     You may request a copy of these filings at no cost, by directing your request to MBNA Corporation, Wilmington, Delaware 19884-0131, Attention:
Investor Relations (800) 362-6255.

     We have not included any separate financial statements for the trusts. They were omitted because the trusts are our wholly-owned subsidiaries with no independent operations and we guarantee the payments and distributions relating to the trust preferred securities, the "Trust Preferred Securities." Although the trusts would normally be required to file information with the Commission on an ongoing basis, we expect the Commission to exempt the trusts from this filing obligation for as long as we continue to file our information with the Commission.

                                  THE COMPANY

     We are a registered bank holding company incorporated under the laws of Maryland in 1990. We are the parent corporation of MBNA America Bank, National Association, the "Bank," a national bank organized in January 1991, as the successor to a national bank organized in 1982.

     Our principal executive offices are located in Wilmington, Delaware 19884, and our telephone number is (800) 362-6255.

                                   THE TRUSTS

     The four trusts are Delaware business trusts formed to raise capital for us by issuing common securities to us and by issuing Trust Preferred Securities under this prospectus and one or more prospectus supplements to you, and investing the proceeds in the junior subordinated debt securities, the "Junior Subordinated Debt Securities," issued by us. The Junior Subordinated Debt Securities will be the sole assets of each trust, and payments under the Junior Subordinated Debt Securities will be the sole revenue of each trust.

     We will directly or indirectly own all of the common securities of each of our trusts. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the Trust Preferred Securities, except that if an event of default occurs under the trust agreement of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the Trust Preferred Securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to not less than 3 percent of the total capital of each of our trusts.

     Each of our trusts has a term of approximately 55 years, but may dissolve earlier as provided in its trust agreement. Each of our trusts' business and affairs will be conducted by the trustees we appoint, as the direct or indirect holder of all of the common securities. The trustees for each trust will be The Bank of New York as the property trustee, The Bank of New York, as the Delaware trustee and two administrative trustees who are employees or officers of or affiliated with us. The Bank of New York, as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as trustee under the guarantees and the indenture. We, as holder of the common securities, are entitled to appoint, remove or replace any of the trustees of our trusts. The duties and obligations of the trustees or each trust are governed by the applicable trust agreement.

     We will pay all of our trusts' fees and expenses, including those related to each trust and the offering of the Trust Preferred Securities. In addition, we guarantee payments on the Trust Preferred Securities to the extent that our trusts have funds to make payments on the Trust Preferred Securities.

     Each trust's executive office is Wilmington, Delaware 19884 and the telephone number is (800) 362-6255.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of maturing debt, possible acquisitions, investments in, or extension of credit to, our subsidiaries and the possible acquisition of real property for use in our business. Any proceeds of securities issued by any of our trusts will be used to purchase Junior Subordinated Debt Securities from us. We will use the proceeds from the sale of the Junior Subordinated Debt Securities for the purposes described above.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     Our consolidated ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                            FOR THE SIX
                                           MONTHS ENDED
                                             JUNE 30,      FOR THE YEAR ENDED DECEMBER 31,
                                           -------------   --------------------------------
                                           2000     1999   1999   1998   1997   1996   1995
                                           ----     ----   ----   ----   ----   ----   ----
                                                             (UNAUDITED)
EARNINGS TO FIXED CHARGES:
  Including Interest on Deposits.........  2.06     2.04   2.23   2.01   1.98   1.96   1.95
  Excluding Interest on Deposits.........  4.78     4.25   4.91   3.96   3.98   4.20   4.39
EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIREMENTS:
  Including Interest on Deposits.........  2.03     2.00   2.19   1.97   1.92   1.91   1.95
  Excluding Interest on Deposits.........  4.54     4.02   4.65   3.75   3.64   3.81   4.33

     The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pretax earnings which would have been required to cover the dividend requirements on our preferred stock outstanding.

                               REGULATORY MATTERS

     THE FOLLOWING DISCUSSION DESCRIBES CERTAIN OF THE ELEMENTS OF THE COMPREHENSIVE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND BANKS AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO US AND OUR SUBSIDIARIES. FEDERAL REGULATION OF FINANCIAL INSTITUTIONS SUCH AS THE COMPANY AND THE BANK IS INTENDED PRIMARILY FOR THE PROTECTION OF DEPOSITORS AND THE BANK INSURANCE FUND RATHER THAN STOCKHOLDERS OR OTHER CREDITORS.

GENERAL

     As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System, the "Federal Reserve Board." The Bank is subject to supervision and examination by applicable federal agencies, principally the Office of the Comptroller of the Currency, the "OCC," which is the Bank's primary regulator. The Bank's deposits are insured by, and therefore the Bank is also subject to the regulations of, the Federal Deposit Insurance Corporation, the "FDIC." In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     As a bank holding company, we are also subject to regulation under the Bank Holding Company Act of 1956, the "BHCA," as amended by the Gramm-Leach-Bliley Act, and to the BHCA's examination and reporting requirements. Under the BHCA, bank holding companies must, in some cases, obtain the approval of the Federal Reserve Board prior to acquiring direct or indirect ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank. In addition, bank holding companies are prohibited under the BHCA from engaging in nonbanking activities other than those that the Federal Reserve Board has determined are closely related to banking. Bank holding companies that are financial holding companies are permitted to engage in a somewhat broader range of activities, but the Company is not a financial holding company.

     The earnings of the Bank, and therefore our earnings, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC and the OCC. In addition, there are numerous governmental requirements and regulations which affect our activities.

DIVIDEND LIMITATIONS

     The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Company's Board of Directors. The payment of preferred and common stock dividends by the Company may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Company's revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the outstanding preferred stock. If the Company has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Company may not declare or pay any cash dividends on the common stock. In addition, if the Company defers interest payments for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Company's junior subordinated deferrable interest deben-tures, the Company may not be permitted to declare or pay any cash dividends on the Company's capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures. During the six months ended June 30, 2000, we declared dividends on our preferred stock of $7.4 million and on our common stock of $128.3 million.

     We are a legal entity separate and distinct from our banking and other subsidiaries. The primary source of funds for payment of our preferred and common stock dividends is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At June 30, 2000, the amount of retained earnings available for declaration and payment of dividends from the Bank to us was $1.8 billion. Payment of dividends by the Bank to us, however, can be further limited by federal bank regulatory agencies.

     The Bank's payment of dividends to us may also be limited by a tangible net worth requirement under the senior syndicated revolving credit facility. If this facility had been drawn upon as of June 30, 2000, the amount of retained earnings available for declaration of dividends would have been further limited to $590.5 million.

     In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991, "FDICIA," a FDIC-insured depository institution may not make capital distributions, including the payment of dividends, or pay any management fees to its holding company if it is undercapitalized or if such payment would cause it to become undercapitalized. See "-- FDICIA and FDIC Insurance."

HOLDING COMPANY STRUCTURE

     The Bank is subject to restrictions under federal law which limit the transfer of funds by the Bank to us and our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Any transfers by the Bank to us or any nonbanking subsidiary are limited in amount to 10% of the Bank's capital and surplus and, with respect to us and all nonbanking subsidiaries, to an aggregate of 20% of the Bank's capital and surplus. Furthermore, loans and extensions of credit by the Bank to us or our nonbanking subsidiaries are required to be secured in specified amounts.

     Extensions of credit and other transactions between the Bank and us must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with non-affiliated companies.

     Under Federal Reserve Board policy, we are expected to act as a source of financial strength to each of our subsidiary banks and to commit resources to support each subsidiary bank, in circumstances where we might not do so absent such policy. Any capital loans by us to a subsidiary bank would also be subordinate in right of payment to deposits and to certain other indebtedness of that bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Federal law permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. The statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. We, as the sole stockholder of the Bank, are subject to such provisions.

CAPITAL ADEQUACY

     We are subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators, that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

     The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At June 30, 2000, the Company's and the Bank's capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was "well-capitalized" as defined under the federal bank regulatory guidelines. The risk-based capital ratios in the table below have been computed in accordance with regulatory accounting practices.

                           REGULATORY CAPITAL RATIOS
                                AT JUNE 30, 2000

                                                                                    WELL-
                                                                   MINIMUM       CAPITALIZED
                                                      RATIOS     REQUIREMENTS    REQUIREMENTS
                                                      -------    ------------    ------------
MBNA CORPORATION
  Tier 1............................................   14.62%        4.00%             (a)
  Total.............................................   16.85         8.00              (a)
  Leverage..........................................   14.72         4.00              (a)
MBNA AMERICA BANK, N.A.
  Tier 1............................................   11.55%        4.00%           6.00%
  Total.............................................   13.87         8.00           10.00
  Leverage..........................................   12.04         4.00            5.00

(a) Not applicable for bank holding companies.

     On March 8, 2000, the OCC, the Federal Reserve Board, the FDIC and the Office of Thrift Supervision proposed for comment regulations establishing new risk-based capital requirements for recourse arrangements and direct credit substitutes. "Recourse" for this purpose means any retained risk of loss associated with any transferred asset that exceeds a pro rata share of the bank's or holding company's remaining claim on the asset, if any. Under existing regulations, banks and bank holding companies have to maintain capital against the full amount of any assets for which risk of loss is retained, unless the resulting capital amount would exceed the maximum contractual liability or exposure retained, in which case the capital required would equal, dollar-for-dollar, such maximum contractual liability or exposure. The proposal would extend this treatment to direct credit substitutes. "Direct credit substitute" means any assumed risk of loss associated with any asset or other claim that exceeds the bank's or holding company's pro rata share of the asset or claim, if any.

     One aspect of the proposal specifically addresses securitizations and would base the capital charge for such transactions on credit ratings from nationally recognized statistical rating agencies.

     In August 2000, the federal banking regulators announced proposed changes in the capital treatment of "residual interests," which are defined for purposes of the proposal as on-balance sheet assets that (a) represent interests retained by the seller in financial assets transferred in securitizations or other transfers of financial assets and (b) are structured to absorb more than a pro rata share of credit loss related to the transferred assets. The proposal would require that risk-based capital be held in an amount equal to the amount of the residual interest, even if the capital charge exceeds the capital charge that applied to the transferred assets. The proposal also would deduct from Tier 1 capital any amount by which the sum of residual interests, nonmortgage servicing assets and purchased credit card relationships, exceeds 25% of Tier 1 capital.

     The proposals would result in a reduction in our regulatory capital ratios, but we do not currently anticipate any effect that would result in our becoming less than "well-capitalized" for regulatory capital purposes.

FDICIA AND FDIC INSURANCE

     FDICIA provides for expanded regulation of banks and bank holding companies. The expanded regulation includes expanded federal banking agency examinations and increased powers of federal banking agencies to take corrective action to resolve the problems of insured depository institutions with capital deficiencies. Those powers vary depending on which of several levels of capitalization a particular institution meets. FDICIA establishes five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     FDICIA permits only "well-capitalized" institutions to accept brokered deposits without restrictions. As of June 30, 2000, the Bank met the FDIC's definition of a well-capitalized institution for purposes of accepting brokered deposits. For the purposes of the brokered deposit rules, a bank is defined to be "well-capitalized" if it maintains a ratio of Tier 1 capital to risk-adjusted assets of at least 6.0%, a ratio of Total capital to risk-adjusted assets of at least 10.0% and a leverage ratio of at least 5.0% and is not subject to any order, direction or written agreement to maintain specific capital levels. Under the regulatory definition of brokered deposits, as of June 30, 2000, the Bank had brokered deposits of $5.4 billion.

     The Bank is subject to FDIC deposit insurance assessments for the Bank Insurance Fund, the "BIF." Each financial institution is assigned to one of three capital groups -- well-capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The assessment rate applicable to the Bank in the future will depend in part upon the risk assessment classification assigned to the Bank by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. The Deposit Insurance Funds Act of 1996, "DIFA," provides that premiums related to deposits assessed by the BIF are to be assessed at a rate of between 0 cents and 27 cents per $100 of deposits.

     DIFA also separated, effective January 1, 1997, the Financing Corporation, "FICO," assessment to service the interest on its bond obligations from the BIF and the Savings Association Insurance Fund, "SAIF," assessments. The amount assessed on individual institutions by the FICO will be in addition to the amount, if any, paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. FICO assessment rates for the third quarter of 2000 were set at 2.06 basis points annually for assessable deposits. The rate may be adjusted quarterly to reflect a change in assessment base.

REGULATION OF THE CREDIT CARD BUSINESS

     The relationship between the Bank and its cardholders is extensively regulated by federal and state consumer protection laws. The Truth in Lending Act requires credit card issuers to make certain disclosures along with their applications and solicitations, upon opening an account and with each periodic statement. The Truth in Lending Act also imposes certain substantive requirements and restrictions on credit card issuers and provides cardholders with certain rights to dispute unauthorized charges and to have their billing errors corrected promptly. Cardholders are also given the right to have their payments promptly credited to their accounts.

     The Equal Credit Opportunity Act prohibits lenders from making credit decisions based on sex, race and marital status among others. In order to protect borrowers from such discrimination, the Equal Credit Opportunity Act requires credit card issuers to disclose the principal reasons they took adverse action against an applicant or a cardholder.

     The Fair Credit Reporting Act generally regulates credit reporting agencies, but also imposes some duties on credit card issuers as users of consumer credit reports. For instance, the Fair Credit Reporting Act prohibits the use of a consumer credit report by a credit card issuer except in connection with a proposed business transaction with the consumer. The Fair Credit Reporting Act also requires that credit card issuers notify consumers when they take adverse action based upon information obtained from credit reporting agencies.

     The federal regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order the Bank to pay restitution to injured cardholders. Cardholders may bring actions for damages for such violations. In addition, a cardholder may be entitled to assert a violation of these consumer protection laws by way of set-off against his obligation to pay the outstanding credit card balance.

     In May 1996, Andrew B. Spark filed a lawsuit against the Company, the Bank and certain of its officers and its subsidiary, MBNA Marketing Systems, Inc. The case is pending in the United States District Court for the District of Delaware. This suit is a purported class action. The plaintiff alleges that the Bank's advertising of its cash promotional annual percentage rate program was fraudulent and deceptive. The plaintiff seeks unspecified damages including actual, treble and punitive damages and attorneys' fees for an alleged breach of contract, violation of the Delaware Deceptive Trade Practices Act and the federal Racketeer Influenced and Corrupt Organizations Act. In February 1998, a class was certified. The Company believes its advertising practices are proper under applicable federal and state law. In October 1998, Gerald D. Broder filed a lawsuit against the Company and the Bank in the Supreme Court of the State of New York, County of New York. This suit is a purported class action. The plaintiff alleges that the Bank's advertising of its cash promotional annual percentage rate program was fraudulent and deceptive. The plaintiff seeks unspecified damages including actual, treble and punitive damages and attorneys' fees for an alleged breach of contract, common law fraud and violation of New York consumer protection statutes. In April 2000, summary judgment was granted to the Company on the common law fraud claim and a class was certified by the court. In May 2000, the Company filed an appeal from the order certifying a class and denying part of defendants' motion for summary judgment. The Company believes that its adver-tising practices are proper under applicable federal and state law and intends to defend these actions vigorously.

FEDERAL FINANCIAL INSTITUTIONS EXAMINATION COUNCIL

     In February 1999, the Federal Financial Institutions Examination Council published a revised policy statement on the classification of consumer loans. The revised policy establishes uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging, extending, deferring or rewriting delinquent accounts. The guidelines must be implemented by December 31, 2000. We expect to implement the guidelines prior to or on December 31, 2000. We will accelerate charge-off of some delinquent loans when we implement the guidelines, and we do not expect implementation to have a material impact on our consolidated statement of income for the year ended December 31, 2000.

                         DESCRIPTION OF DEBT SECURITIES

     We may from time to time offer and sell debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness, the "Debt Securities." The Debt Securities will be either our unsecured senior debt securities, the "Senior Debt Securities," or our unsecured subordinated debt securities, the "Subordinated Debt Securities." The Senior Debt Securities will be issued under an Indenture, the "Senior Indenture," between us and Bankers Trust Company, as Trustee, the "Senior Trustee." The Subordinated Debt Securities are to be issued under a second Indenture, the "Subordinated Indenture," between us and The Bank of New York, as Trustee, the "Subordinated Trustee." The Senior Indenture and the Subordinated Indenture are together called the "Indentures" and the Senior Trustee and the Subordinated Trustee are together called the "Trustees."

     The following summary of certain provisions of the Indentures is not complete. You should refer to the Indentures, copies of which are exhibits to the registration statement of which this prospectus is a part, Registration
Statement File No. 333-               ; the "Registration Statement." Section
references below are to the section in the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. The referenced sections of the Indentures and the definitions of capitalized terms are incorporated by reference.

     The following sets forth certain general terms and provisions of the Debt Securities. The particular terms of the Debt Securities offered by any prospectus supplement will be described in the prospectus supplement relating to the offered Debt Securities.

     We are a bank holding company, and our right to participate as a stockholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or winding-up is subject to the prior claims of creditors of any subsidiary. Consequently, the ability of the holders of the Debt Securities to benefit, as creditors of the Company, from any distributions is also subject to these prior claims. The Bank is subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which the Bank may pay dividends or otherwise supply funds to the Company or its affiliates. See "Regulatory Matters."

GENERAL

     The Indentures do not limit the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be our unsecured obligations.

     The Indentures and the Debt Securities do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness, that would require us or an acquiror to repurchase Debt Securities in the event of a "change in control" or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us or our subsidiaries. You should read the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants described below that are applicable to the Debt Securities.

     Unless otherwise indicated in the applicable prospectus supplement, principal of, premium, if any, and interest on the Debt Securities will be payable at our office or agency in the Borough of Manhattan, The City of New York, provided that, at our option, interest may be paid by mailing a check to the address of the person receiving interest as it appears on the register for the Debt Securities. Transfers of Debt Securities may be made at the same location. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. (Section 305)

     The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular terms of those Debt Securities. The terms may include:

     - the title and type of the Debt Securities;

     - any limit on the aggregate principal amount of the Debt Securities;

     - the date or dates on which the principal of the Debt Securities will mature;

     - the interest rate or rates, which may be fixed or variable, of the Debt Securities, if any, and the date or dates from which any interest will accrue;

     - the interest payment dates and the regular record dates for the interest payment dates;

     - the place or places where payments may be made on the Debt Securities;

     - any mandatory or optional sinking funds or analogous provisions;

     - the date, if any, after which and the price or prices at which the Debt Securities may be redeemed and other detailed terms and provisions of any optional or mandatory redemption provision;

     - our obligation, if any, to redeem or repurchase the Debt Securities at the option of the holder;

     - if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Debt Securities will be issuable;

     - if other than the principal amount thereof, the portion of the principal amount of the Debt Securities that will be payable upon the declaration of acceleration of the maturity thereof;

     - the currency of payment of principal of and any premium and interest on the Debt Securities;

     - any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

     - if the Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a person other than the Depositary or its nominee;

     - the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance;"

     - any additional event of default, and in the case of any Subordinated Debt Securities, any additional event of default that would result in the acceleration of the maturity thereof; and

     - any other terms of the Debt Securities. (Section 301)

     Some of the Debt Securities may be issued as original issue discount Debt Securities. Original issue discount Debt Securities are securities sold by us for substantially less than their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount Debt Securities will be described in the applicable prospectus supplement. (Section 101)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the applicable prospectus supplement, the following provisions apply to the Subordinated Debt Securities. The following section references are to sections of the Subordinated Indenture.

     The Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness, as defined below. In certain events of insolvency, payments on the Subordinated Debt Securities will also be effectively subordinated in right of payment to all Other Financial Obligations, as defined below. In certain circumstances relating to any liquidation, dissolution, winding-up, reorganization, insolvency or similar proceeding of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the Subordinated Debt Securities. (Section
1302) If, after all payments have been made to the holders of Senior Indebtedness, (A) there are amounts available for payment on the Subordinated Debt Securities and (B) any person entitled to payment according to the terms of Other Financial Obligations has not received full payment, then amounts available for payments on the Subordinated Debt Securities will first be used to pay in full such Other Financial Obligations before any payment may be made on the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, all Senior Indebtedness will have to be repaid before any payment can be made on the Subordinated Debt Securities. (Section 1303) No payments on the Subordinated Debt Securities may be made in the event:

     - there is a default in any payment with respect to any Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity of the Senior Indebtedness, or

     - if there is pending any judicial proceeding with respect to any default. (Section 1304)

     By reason of the subordination, in the event of our insolvency, our creditors who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, proportionately, than holders of Senior Indebtedness and may recover more, proportionately, than holders of the Subordinated Debt Securities.

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (A) all indebtedness for money borrowed by us, including indebtedness of others that we guarantee, other than the Subordinated Debt Securities, whether outstanding on the date of the Subordinated Indenture or created, assumed or incurred after that date and (B) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in either case the instrument evidencing any such indebtedness provides that the indebtedness is not superior in right of payment to the Subordinated Debt Securities. (Section 101) For the purposes of this definition, "indebtedness for money borrowed" is defined as:

     - any obligation of ours or any obligation guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

     - any deferred payment obligation of ours or any such obligation guaranteed by us for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

     - any obligation of ours or any such obligation guaranteed by us for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

     "Other Financial Obligations" is defined in the Subordinated Indenture to mean all of our obligations to make payment pursuant to the terms of financial instruments, such as:

     - securities contracts and foreign currency exchange contracts;

     - derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts; and

     - in the case of the instruments described above, similar financial instruments other than obligations on account of Senior Indebtedness and obligations on account of indebtedness for money borrowed ranking equal or subordinate to the Subordinated Debt Securities. (Section 101)

     The Subordinated Indenture does not limit the amount of other indebtedness that we or any of our subsidiaries may issue. As of June 30, 2000, the aggregate principal amount of Senior Indebtedness we had outstanding was $1.4 billion.

RESTRICTION ON SALE OR ISSUANCE OF VOTING STOCK OF THE BANK

     The Senior Indenture contains a covenant by us that neither we nor any subsidiary will sell, assign, transfer, grant a security interest or otherwise dispose of any shares of voting stock, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank or any subsidiary owning any shares of the Bank. In addition, we will not permit the Bank or any subsidiary owning any shares of voting stock of the Bank to issue any shares of the Bank's voting stock or any securities convertible into, or options, warrants or rights to purchase shares of the Bank's voting stock. These restrictions will not apply to sales, assignments, transfers, issuances, grants of security interests or other dispositions which:

     - are for fair market value, as determined by our Board of Directors, and if, after giving effect to the transaction, we will own not less than 80% of the shares of voting stock of the Bank or any such subsidiary owning any shares of voting stock of the Bank free and clear of any security interest;

     - are made (x) in compliance with an order of a court or regulatory authority of competent jurisdiction, or (y) in compliance with a condition imposed by any court or authority permitting us to acquire any other bank or entity the activities of which are legally permissible for us or any subsidiary to engage in, or (z) in compliance with an undertaking made to such an authority in connection with an acquisition by us of any bank or entity the activities of which are legally permissible for us or any subsidiary to engage in, provided that, in the case of clauses (y) and (z), the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed

       75% of the assets of the Bank or any subsidiary owning any shares of voting stock of the Bank and its respective consolidated subsidiaries on the date of acquisition; or

     - are made to us or any wholly-owned subsidiary.

Notwithstanding the restrictions described above, the Bank may be merged into or consolidated with another banking institution organized under the laws of the United States, any State or the District of Columbia, if, after giving effect to the merger or consolidation, we or any wholly-owned subsidiary owns at least 80% of the voting stock of the other banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect to the merger or consolidation, no event of default exists. (Section 1008) This restriction is not included in the Subordinated Indenture.

EVENTS OF DEFAULT

     Unless otherwise provided in the applicable prospectus supplement, the Indentures define an event of default as any one of the following events:

     - default in the payment of any interest upon any Debt Security and continuance of that default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

     - default in the payment of the principal of (or premium, if any, on) any Debt Security at its maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

     - failure to deposit any sinking fund payment (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

     - our failure to perform any other covenants or warranties in the applicable Indenture, other than a covenant or warranty included in the applicable Indenture solely for the benefit of a series of Debt Securities under the applicable Indenture other than that series, continuing for 60 days after the holders of at least 25% in principal amount of the outstanding Debt Securities have given written notice;

     - our failure, or the Bank's failure, to pay the principal of, or acceleration of, any indebtedness for borrowed money in an aggregate principal amount exceeding $10,000,000, if the acceleration is not annulled within 10 days after due notice;

     - certain events relating to our or the Bank's bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to Debt Securities of that series. (Section 501)

     If an event of default occurs with respect to the Debt Securities, the Trustee under the applicable Indenture will give the holders of the Debt Securities notice of the default. However, if we fail to perform certain covenants or warranties in the applicable Indenture, the Trustee will not give notice to holders until at least 30 days after the 60-day cure period has expired. (Section 602)

     If any event of default with respect to the Senior Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount or, if the Debt Securities of that series are original issue discount Debt Securities, a specified portion of the principal amount of all the Senior Debt Securities of that series to be due and payable immediately. The Trustee and the holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the events of default described above except in the case of certain events relating to our bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul the acceleration. (Section 502)

     The Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the Trustee. (Section 603) Subject to the provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     No holder of any series of Debt Securities will have any right to institute any proceeding with respect to the applicable Indenture or for the appointment of a receiver or a trustee or for any remedy under the applicable Indenture, unless:

     - the holder will have previously given to the Trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series will have made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as trustee; and

     - the Trustee will not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request and will have failed to institute the proceeding within 60 days. (Section 507)

     However, these limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on the Debt Security on or after the respective due dates expressed in the Debt Security. (Section 508)

     We are required under each Indenture to furnish to the Trustee annually a statement as to our performance of certain obligations under the Indenture and as to any default in the performance. (Section 1004)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide, if the provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the applicable Indenture, which will be indicated in the applicable prospectus supplement, that we may elect either (a) to defease and be discharged from all obligations relating to the Debt Securities then outstanding, including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of the Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust, referred to as "defeasance" or (b) to be released from our obligations with respect to the Debt Securities under any covenant applicable to the Debt Securities which is determined pursuant to Section 301 of the applicable Indenture to be subject to covenant defeasance and, with respect to Senior Debt Securities, to be released from our obligations concerning the restriction on sale or issuance of voting stock described under "Restriction on Sale or Issuance of voting stock of the Bank," referred to as "covenant defeasance," and the occurrence of an event described in the fourth item regarding covenants subject to covenant defeasance or the fifth item listed under "Events of Default" above will no longer be an event of default, in each case (a) or (b), if we deposit, in trust, with the Trustee under the applicable Indenture, money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of (and premium, if any) and interest on such Debt Securities on the dates such payments are due, which may include one or more redemption dates designated by us, and any mandatory sinking fund or analogous payments thereon in accordance with the terms of the Debt Securities. This trust may only be established if, among other things:

     - no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the Indenture will have occurred and be continuing on the date of the deposit;

     - the deposit will not cause the Trustee under the applicable Indenture to have any conflicting interest with respect to our other securities;

     - we will have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit or defeasance and will be subject to Federal income tax in the same manner as if the defeasance had not occurred; and

     - in the case of Subordinated Debt Securities, no default in the payment of principal of any Senior Indebtedness will have occurred or be continuing and no other event of default with respect to any Senior Indebtedness will have occurred and be continuing, permitting, after notice or lapse of time or both, the acceleration thereof.

     We may exercise our defeasance option with respect to the Debt Securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Debt Securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the Debt Securities may not be accelerated by reference to the covenants noted under clause (b) under the caption "Defeasance and Covenant Defeasance" above. In the event we fail to comply with our remaining obligations with respect to the Debt Securities under the applicable Indenture after exercising our covenant defeasance option and the Debt Securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments. (Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively.)

MODIFICATION AND WAIVER

     We and the Trustee under the applicable Indenture may make modifications and amendments to the Indentures with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments. However, no modification or amendment may, without the consent of each holder of Debt Securities affected by the modification or amendment:

     - change the stated maturity of any Debt Security;

     - reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the applicable prospectus supplement, interest on, any Debt Security, including in the case of an original issue discount Debt Security the amount payable upon acceleration of the maturity of the Debt Security;

     - change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security;

     - impair the right to institute suit for the enforcement of any payment on any Debt Security on or at the stated maturity, or in the case of redemption, on or after the redemption date;

     - in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; or

     - reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of certain defaults or, in the case of the Senior Indenture, for waiver of compliance with certain provisions of the Indenture. (Section 902)

     The holders of at least 66 2/3% in aggregate principal amount of the outstanding Senior Debt Securities of any series may, on behalf of all holders of that series, waive our compliance with certain restrictive provisions of the applicable Indenture. (Section 1009) The holders of a majority in aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under each Indenture, we may consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any of the outstanding Debt Securities provided that:

     - any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and will expressly assume our obligations on the Debt Securities under a supplemental Indenture;

     - immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing;

     - if our properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, we or the successor person takes the necessary steps to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

     - we have delivered to the Trustee under the applicable Indenture an officers' certificate and an opinion of counsel stating compliance with these provisions. (Section 801)

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the applicable prospectus supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by the Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for the Global Security to a nominee for the Depositary and except in the circumstances described in the applicable prospectus supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a

Global Security will be described in the applicable prospectus supplement.

CONCERNING THE TRUSTEES

     Bankers Trust Company and The Bank of New York are Trustees under the Senior Indenture and the Subordinated Indenture, respectively. In the normal course of business, we and our subsidiaries conduct banking transactions with the Trustees, and the Trustees conduct banking transactions with us and our subsidiaries. Bankers Trust Company and The Bank of New York each serve as trustee for several of the trusts established in connection with certain of the Bank's asset securitizations.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary contains a description of the general terms of the preferred stock, par value $.01 per share, the "Preferred Stock," to which any prospectus supplement may relate. Certain terms of any series of the Preferred Stock offered by any prospectus supplement will be described in the prospectus supplement for that series of the Preferred Stock. If so indicated in the prospectus supplement, the terms of any such series, including any Depositary Shares, as defined below, issued in conjunction with Preferred Stock, may differ from the terms described below. Certain provisions of the Preferred Stock described below and in any prospectus supplement are not complete. You should refer to our Articles of Incorporation and the articles supplementary to our Articles of Incorporation which will be filed with the Commission in connection with the offering of the series of Preferred Stock.

GENERAL

     Our Articles of Incorporation authorize our Board of Directors or a committee of our Board of Directors to provide for the issuance of Preferred Stock in one or more series, without stockholder action. The Board of Directors can determine the rights, preferences and limitations of each series. Under the Articles of Incorporation, 20,000,000 shares are classified as Preferred Stock. Our Board of Directors has authority to reclassify authorized but unissued shares of any stock as Preferred Stock or other stock having preferred dividend and voting rights and other characteristics determined by our Board of Directors. Prior to the issuance of each series of Preferred Stock, our Board of Directors will adopt resolutions creating and designating the series as a series of Preferred Stock. As of June 30, 2000, the Company had outstanding 4,547,882 shares of 7 1/2% Cumulative Preferred Stock, Series A, and 4,026,000 shares of Adjustable Rate Cumulative Preferred Stock, Series B.

     The Preferred Stock has the terms described below, unless otherwise provided in the prospectus supplement relating to a particular series of the Preferred Stock. You should read the prospectus supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including:

     - the designation of the Preferred Stock and the number of shares offered;

     - the amount of liquidation preference per share;

     - the price at which the Preferred Stock will be issued;

     - the dividend rate, or method of calculation, the dates on which dividends will be payable, whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

     - any redemption or sinking fund provisions of the Preferred Stock;

     - whether we have elected to offer Depositary Shares, as defined below; and

     - any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the prospectus supplement, each series of the Preferred Stock will rank equally as to dividends and liquidation rights in all respects with each other series of the Preferred Stock.

RANK

     Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank:

     - senior to all classes of Common Stock and to all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the Preferred Stock, collectively referred to as the "Junior Securities;"

     - equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the Preferred Stock, collectively referred to as the "Parity Securities;" and

     - junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the Preferred Stock.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates described in the prospectus supplement. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock record books or, if applicable, the records of the Depositary referred to below under "Depositary Shares," on record dates determined by the Board of Directors. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the prospectus supplement. Our ability to pay dividends on our Preferred Stock is subject to policies established by the Federal Reserve Board. See "Regulatory
Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends have been paid or set apart for payment on the Preferred Stock. If full dividends are not paid, the Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any Junior Securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the Preferred Stock.

     Each series of Preferred Stock will be entitled to dividends as described in the prospectus supplement, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination.

VOTING RIGHTS

     Except as indicated in the prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to any voting rights.

     Under regulations adopted by the Federal Reserve Board if the holders of any series of Preferred Stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In such case, a holder of 25% or more of the series, or a holder of 5% or more if that holder exercises a "controlling influence" over the Company, may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as the series is deemed a class of voting securities, (A) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series and (B) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

RIGHTS UPON LIQUIDATION

     In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Stock will be entitled to receive, before any distribution of assets is made to holders of Junior Securities, including common stock, liquidating distributions in the amount described in the prospectus supplement relating to each series of the Preferred Stock, plus an amount equal to accrued and unpaid dividends and, if the series of the Preferred Stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of the applicable series and the Parity Securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of Preferred Stock and the Parity Securities are paid in full, they will have no right or claim to any of our remaining assets.

     Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the shares of the Preferred Stock offered by this prospectus, to participate in the assets of any subsidiary, upon the subsidiary's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or in part, at our option or the option of the holder. In addition, a series of Preferred Stock may be subject to mandatory redemption under a sinking fund. The redemption provisions that may apply to a series of Preferred Stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

     On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may exercise an option to redeem shares of preferred stock included as Tier 1 capital, or exchange the preferred stock for debt securities, without the prior approval of the Federal Reserve Board, if the bank holding company will remain well-capitalized, received a composite rating of 1 or 2 on its most recent BOPEC inspection and is not the subject of any unresolved supervisory issues. BOPEC refers to the rating system used by the Federal Reserve Board to rate the financial condition of bank holding companies.

CONVERSION

     The prospectus supplement will state the terms, if any, on which shares of a series of Preferred Stock are convertible into other securities of ours.

DEPOSITARY SHARES

     GENERAL. We may, at our option, elect to offer fractional shares of Preferred Stock, "Depositary Shares," rather than full shares of Preferred Stock. If we do, we will issue to the public receipts, "Depositary Receipts," for Depositary Shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of Preferred Stock.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement, the "Deposit Agreement," between us and the depositary named in the prospectus supplement, the "Depositary." Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in shares of Preferred Stock represented by the Depositary Share, to all the rights and preferences of the Preferred Stock represented by the Depositary Shares. Those rights include dividend, voting, redemption, subscription and liquidation rights.

     The following summary of certain provisions of the Deposit Agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement. Whenever particular sections of the Deposit Agreement are referred to, it is intended that the sections shall be incorporated by reference in this prospectus. You should read copies of the forms of Deposit Agreement and Depositary Receipt filed as an exhibit to the Registration Statement.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to that Preferred Stock in proportion to the number of Depositary Shares owned by those holders. (Section 4.01)

     If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may sell the property and distribute the net proceeds for the sale to the applicable holders. (Section 4.02)

     REDEMPTION OF DEPOSITARY SHARES. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Preferred Stock. Whenever we redeem shares of Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as determined by the Depositary. (Section 2.08)

     VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares relating to the Preferred Stock. Each record holder of those Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by that holder's Depositary Shares. The Depositary will try, as much as practicable, to vote the amount of the Preferred Stock represented by those Depositary Shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing the Preferred Stock. (Section 4.05)

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless the amendment has been approved by the holders of at least a majority of the Depositary Shares outstanding at that time. (Section 6.01) The Deposit Agreement will terminate only if (A) all outstanding Depositary Shares have been redeemed or (B) there has been a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding-up and the Preferred Stock has been distributed to the holders of Depositary Receipts. (Section 6.02)

     CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. (Section 5.07)

     RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering notice to us of its election to do so. We may at any time remove the Depositary. Any resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. (Section 5.04)

     MISCELLANEOUS. The Depositary will forward all reports and communications from us that we deliver to the Depositary and which we are required or otherwise determine to furnish to the holders of the Preferred Stock. (Section 4.07)

     Neither we nor the Depositary will be liable under the Deposit Agreement to holders of Depositary Receipts other than for our negligence, willful misconduct or bad faith. Neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine. (Section 5.03)

                          DESCRIPTION OF COMMON STOCK

     The following summary is not complete and you should refer to the applicable provisions of the Maryland General Corporation Law and the Articles of Incorporation and by-laws of the Company. See "Where You Can Find More Information."

     We are authorized to issue up to 1,500,000,000 shares of common stock, par value $.01 per share, the "Common Stock." At June 30, 2000, we had issued and outstanding 801,781,250 shares of Common Stock. In August 2000, we issued 50,000,000 shares of Common Stock.

     Holders of our Common Stock are entitled to receive, pro rata, dividends declared by the Board of Directors out of funds legally available for their payment. Our ability to pay dividends to our stockholders may be limited by federal law. See "Regulatory Matters." In the event of our liquidation, dissolution or winding-up, holders of Common Stock are entitled to share proportionately in the assets available for distribution to stockholders.

     Each share of Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The Common Stock has no conversion rights and is not redeemable. All outstanding shares of Common Stock are, and the shares sold in the offerings will be when issued, fully paid and nonassessable. Our stockholders have no preemptive rights to subscribe for additional shares of our stock or other securities of ours except as may be granted by the Board of Directors.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue securities warrants, the "Securities Warrants," to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock, collectively, the "Securities." Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock, Depositary Shares or Common Stock and may be attached to or separate from any offered securities. Each series of Securities Warrants will be issued under a separate warrant agreement, each a "Warrant Agreement," to be entered into between us and a warrant agent, the "Warrant Agent." The Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Securities Warrants. Below is a description of certain general terms and provisions of the Securities Warrants that we may offer. Further terms of the Securities Warrants and the applicable Warrant Agreement will be described in the prospectus supplement.

     The prospectus supplement will specify the particular terms of the Securities Warrants being offered. These terms may include:

     - the title of the Securities Warrants;

     - the aggregate number of the Securities Warrants;

     - the price or prices at which the Securities Warrants will be issued;

     - the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the Securities Warrants;

     - the designation and terms of the Securities with which the Securities Warrants are issued and the number of the Securities Warrants issued with each such security;

     - if applicable, the date on and after which the Securities Warrants and the related securities will be separately transferable;

     - the price at which the securities purchasable upon exercise of the Securities Warrants may be purchased;

     - the date on which the right to exercise the Securities Warrants will commence and the date on which the right will expire;

     - the minimum or maximum amount of the Securities Warrants which may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - a discussion of certain Federal income tax considerations; and

     - any other terms of the Securities Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Securities Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

     We may issue currency warrants, the "Currency Warrants," from time to time. We have described below certain general terms and provisions of the Currency Warrants that we may offer. We will describe the particular terms of the Currency Warrants and the extent, if any, to which general provisions described below do not apply to the Currency Warrants offered in the prospectus supplement. The following summary is not complete. You should refer to the Currency Warrants and the currency warrant agreement relating to the specific Currency Warrants being offered for the complete terms of those Currency Warrants. We will file the form of Currency Warrants and currency warrant agreement with the SEC promptly after the offering of the specific Currency Warrants.

     We will issue each issue of Currency Warrants under a currency warrant agreement, the "Currency Warrant Agreement," to be entered into between us and a bank or trust company, as warrant agent, the "Currency Warrant Agent." The Currency Warrant Agent will act solely as our agent under the applicable Currency Warrant Agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of Currency Warrants.

     We may issue Currency Warrants either in the form of:

     - currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency, the "designated currency," for a specified amount of U.S. dollars; or

     - currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

     As a prospective purchaser of Currency Warrants, you should be aware of special United States Federal income tax considerations applicable to instruments such as the Currency Warrants. The prospectus supplement relating to each issue of Currency Warrants will describe those tax considerations.

     Unless otherwise specified in the applicable prospectus supplement, we will issue the Currency Warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of that brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those Currency Warrants will be the date the delisting or trading suspension becomes effective, and Currency Warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable Currency Warrant Agreement will contain a covenant from us that we will not seek to delist the Currency Warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

     Currency Warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the Currency Warrants will expire worthless. Further, the cash settlement value of Currency Warrants at any time prior to exercise or expiration may be less than the trading value of the Currency Warrants. The trading value of the Currency Warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the Currency Warrants, the relationship between the exercise price of the Currency Warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because Currency Warrants are unsecured obligations of the Company, changes in our perceived creditworthiness may also be expected to affect the trading prices of Currency Warrants. Finally, the amount of actual cash settlement of a Currency Warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the Currency Warrant and the time the exercise is actually effected.

     As a prospective purchaser of Currency Warrants you should be prepared to sustain a loss of some or all of the purchase price of your Currency Warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the Currency Warrants in light of your particular financial circumstances. You should also consider the information set forth under "Risk Factors" in the prospectus supplement relating to the particular issue of Currency Warrants and to the other information regarding the Currency Warrants and the designated currency set forth in the prospectus supplement.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, "Stock Purchase Contracts," representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of stock purchase units, "Stock Purchase Units," consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, the "Prepaid Securities," upon release to a holder of any collateral securing each holder's obligation under the original Stock Purchase Contract.

     The prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units, and, if applicable, Prepaid Securities.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

GENERAL

     We may issue Junior Subordinated Debt Securities from time to time in one or more series under an indenture, the "Junior Subordinated Indenture," to be entered into between us and The Bank of New York, as trustee, the "Junior Subordinated Trustee." There is no limit on the aggregate principal amount of Junior Subordinated Debt Securities we may issue and we may issue the Junior Subordinated Debt Securities from time to time in one or more series under a supplemental indenture, or a resolution of our Board of Directors or a special committee of our Board of Directors.

     In the event we issue Junior Subordinated Debt Securities to a trust or a trustee of such trust in connection with the issuance of Trust Preferred Securities by such trust, we may subsequently distribute such Junior Subordinated Debt Securities pro rata to holders of such Trust Preferred Securities in connection with the dissolution and liquidation of such trust upon the occurrence of certain events described in the prospectus supplement relating to such Trust Preferred Securities. We will issue only one series of Junior Subordinated Debt Securities to a trust or a trustee of such trust in connection with the issuance of Trust Preferred Securities by such trust.

     The following summary of certain provisions of the Junior Subordinated Indenture is not complete. You should refer to the Junior Subordinated Indenture, which is filed as an exhibit to the Registration Statement.

TERMS

     The prospectus supplement relating to the particular series of Junior Subordinated Debt Securities being offered will specify the particular terms of those Junior Subordinated Debt Securities. These terms may include:

     - the title of the Junior Subordinated Debt Securities of the series;

     - the limit, if any, upon the aggregate principal amount of the Junior Subordinated Debt Securities of the series which may be issued;

     - the maturity or the method of determining the maturity;

     - the rate or rates, if any, at which the Junior Subordinated Debt Securities of the series will bear interest, if any;

     - the interest payment dates, our right, if any, to defer or extend an interest payment date, and the record dates for the interest payable on any interest payment date or the method by which any of the foregoing will be determined;

     - the place or places where the principal of and premium, if any, and interest on the Junior Subordinated Debt Securities of the series will be payable, the place or places where the Junior Subordinated Debt Securities of the series may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us regarding the Junior Subordinated Debt Securities of the series may be made;

     - the period or periods within which, or the date or dates on which, if any, the price or prices at which and the terms and conditions upon which the Junior Subordinated Debt Securities of the series may be redeemed, in whole or in part, at our option or your option;

     - the obligation or right, if any, of the Company or a holder to redeem, repay or purchase the Junior Subordinated Debt Securities of the series, and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which Junior Subordinated Debt Securities of the series will be redeemed, repaid or purchased, in whole or in part, under that obligation;

     - the denominations in which any Junior Subordinated Debt Securities of the series will be issuable;

     - if other than in U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debt Securities of the series will be payable, or in which the Junior Subordinated Debt Securities of the series will be denominated;

     - the additions, modifications or deletions, if any, in the events of default under the Junior Subordinated Indenture or our covenants specified in the Junior

       Subordinated Indenture regarding the Junior Subordinated Debt Securities of the series;

     - any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debt Securities of the series or the manner in which the amounts will be determined;

     - whether any Junior Subordinated Debt Securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

     - the appointment of any paying agent or agents for the Junior Subordinated Debt Securities of the series;

     - the terms and conditions of any obligation or right of us or a holder to convert or exchange Junior Subordinated Debt Securities of the series into Trust Preferred Securities;

     - the terms of subordination of the Junior Subordinated Debt Securities;
       and

     - any other terms of the Junior Subordinated Debt Securities of the series (which terms will not be inconsistent with the provisions of the Junior Subordinated Indenture).

SUBORDINATION

     The Junior Subordinated Debt Securities will be unsecured, subordinated and junior in right of payment to certain other indebtedness of ours to the extent set forth in the Junior Subordinated Indenture and the applicable prospectus supplement.

CERTAIN COVENANTS OF MBNA CORPORATION

     We will covenant that, in the event we issue Junior Subordinated Debt Securities to a trust, so long as any Trust Preferred Securities issued by such trust remain outstanding, if

     - there is an event of default (as defined below) under the Junior Subordinated Indenture;

     - we are in default regarding our payment of any obligations under our guarantee regarding the trust; or

     - we will have given notice of our election to defer interest payments with respect to the Junior Subordinated Debt Securities, or such deferral period or any extension of it will be continuing;

then we will not, and will not permit any of our subsidiaries to:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock;

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equal with or junior in interest to the Junior Subordinated Debt Securities; or

     - make any guarantee payments regarding any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks equal with or junior in interest to the Junior Subordinated Debt Securities.

     However, at any time, we may do the following:

     - pay dividends or distributions in our capital stock;

     - make payments under the applicable guarantee made by us in respect of the Trust Preferred Securities of the applicable trust;

     - make any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any such rights under the plan; and

     - purchase common stock related to the issuance of common stock or rights under any of our benefit plans related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock as consideration in an acquisition that was entered into prior to any deferral period.

     If we issue Junior Subordinated Debt Securities to a trust or a trustee of such trust in connection with the issuance of Trust Preferred Securities of such trust, for so long as such Trust Preferred Securities remain outstanding, we will covenant:

     - to directly or indirectly maintain 100% ownership of the trust common securities of such trust; provided, however, that any of our permitted successors under the Junior Subordinated Indenture may succeed to our ownership of such trust common securities;

     - not to cause the termination, liquidation or winding-up of such trust, except in connection with a distribution of the Junior Subordinated Debt Securities as provided in the trust agreement of such trust and in connection with certain mergers, consolidations or amalgamations; and

     - to use our reasonable efforts to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States income tax purposes.

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable prospectus supplement, we will have the right to defer interest payments on the Junior Subordinated Debt Securities from time to time during the term of any series of Junior Subordinated Debt Securities for up to such number of consecutive interest payment periods as specified in the applicable prospectus supplement, but the deferral of interest payments cannot extend beyond the maturity date of the series of Junior Subordinated Debt Securities.

MODIFICATION OF INDENTURE

     We and the Junior Subordinated Trustee with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debt Securities of each series which are affected by the modification, may modify the Junior Subordinated Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debt Securities. However, no modification may, without the consent of the holder of each outstanding Junior Subordinated Debt Security affected:

     - change the fixed maturity of any Junior Subordinated Debt Securities of any series;

     - reduce the principal amount;

     - reduce the rate or extend the time of payment of interest; or

     - reduce the percentage of Junior Subordinated Debt Securities, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture.

     If Junior Subordinated Debt Securities are held by a trust, as long as the related Trust Preferred Securities are outstanding, without the consent of holders of not less than a majority in aggregate liquidation amount of all such Trust Preferred Securities affected:

     - no modification can be made that adversely affects holders of such Trust Preferred Securities in any material respect;

     - no termination of the Junior Subordinated Indenture can occur; and

     - no waiver of any event of default or compliance with any covenant under the Junior Subordinated Indenture will be effective.

Additionally, if a consent under the Junior Subordinated Indenture requires the consent of each holder of the Junior Subordinated Debt Securities, the property trustee of the trust cannot consent without the prior consent of each holder of the related Trust Preferred Securities.

     We and the Junior Subordinated Trustee may, without the consent of any holder of Junior Subordinated Debt Securities, amend, waive or supplement the Junior Subordinated Indenture for certain other specified purposes including curing ambiguities, defects or inconsistencies, provided such actions do not materially and adversely affect the interests of the holders of any Junior Subordinated Debt Securities.

EVENTS OF DEFAULT

     The Junior Subordinated Indenture provides that any one or more of the following events with respect to the Junior Subordinated Debt Securities that has occurred and is continuing constitutes an event of default:

     - our failure to pay any interest on the Junior Subordinated Debt Securities for 30 days after the due date, except where we have properly deferred the interest payment;

     - our failure to pay any principal or premium, if any, on the Junior Subordinated Debt Securities when due whether at maturity, upon redemption or otherwise;

     - our failure to observe or perform in any material respect certain other covenants or agreements contained in the Junior Subordinated Indenture for 90 days after written notice to us from the Junior Subordinated Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debt Securities; or

     - our bankruptcy, insolvency or reorganization.

     The holders of a majority of the aggregate outstanding principal amount of the Junior Subordinated Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Trustee. The Junior Subordinated Trustee, or the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debt Securities, may declare the principal due and payable immediately upon an event of default under the Junior Subordinated Indenture. If the Junior Subordinated Trustee or such holders fail to make such declaration, the holders of at least 25% aggregate liquidation amount of the related Trust Preferred Securities shall have the right to do so. The holders of a majority in principal amount of Junior Subordinated Debt Securities can annul such declaration. If the holders of the Junior Subordinated Debt Securities fail to annul such declaration, the holders of a majority in aggregate liquidation amount of the related Trust Preferred Securities shall have the right to do so.

     Holders of a majority in principal amount of Junior Subordinated Debt Securities may, on behalf of all holders, waive any default except a default in the payment of principal or interest or a default of a covenant or provision which under the Junior Subordinated Indenture cannot be modified without the consent of each holder. If the holders of the Junior Subordinated Debt Securities fail to waive such default, the holders of a majority in aggregate liquidation amount of the related Trust Preferred Securities shall have such right.

     We must file annually with the Junior Subordinated Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Junior Subordinated Indenture.

     If an event of default under the Junior Subordinated Indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debt Securities, and any other amounts payable under the Junior Subordinated Indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debt Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an event of default occurs under the Junior Subordinated Indenture and that event is attributable to our failure to pay interest, premium, if any, or principal on the Junior Subordinated Debt Securities on the applicable due date, then if the Junior Subordinated Debt Securities are held by a trust, a holder of the related Trust Preferred Securities may institute a legal proceeding directly against us for enforcement of payment on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of that holder.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We will not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity unless:

     - the successor entity is organized under the laws of the United States or any state or the District of Columbia,

     - the successor entity expressly assumes our obligations under the Junior Subordinated Debt Securities,

     - immediately afterwards no event of default under the Junior Subordinated Indenture has occurred and is continuing, and

     - such transaction is permitted under the related trust agreement and guarantee and does not give rise to any breach or violation of the related trust agreement or guarantee.

     Holders of Junior Subordinated Debt Securities do not have any protection in the event of a highly leveraged transaction involving us.

SATISFACTION AND DISCHARGE

     The Junior Subordinated Indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the Junior Subordinated Indenture when all Junior Subordinated Debt Securities not previously delivered to the Junior Subordinated Trustee for cancellation:

     - have become due and payable, or

     - will become due and payable at their stated maturity within one year, and we deposit or cause to be deposited with the Junior Subordinated Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debt Securities not previously delivered to the Junior Subordinated Trustee for cancellation, for the principal, and premium, if any, and interest due to the date of the deposit or to the stated maturity, as the case may be.

     We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

INFORMATION CONCERNING THE JUNIOR SUBORDINATED TRUSTEE

     The Junior Subordinated Trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Junior Subordinated Trustee is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Junior Subordinated Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Subordinated Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

GOVERNING LAW

     The Junior Subordinated Indenture and the Junior Subordinated Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

GENERAL

     Each trust may issue only one series of Trust Preferred Securities, the terms of which will be described in the applicable prospectus supplement. The trust agreement for each trust will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, or special rights or restrictions as are described in the trust agreement or made part of the trust agreement by the Trust Indenture Act. These terms will mirror the terms of the Junior Subordinated Debt Securities held by the trust and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the Trust Preferred Securities of the trust for specific terms, including:

     - the distinctive designation of the Trust Preferred Securities;

     - the number of Trust Preferred Securities issued by the trust;

     - the annual distribution rate (or method of determining that rate) for Trust Preferred Securities issued by the trust and the date or dates upon which distributions will be payable;

     - whether distributions on Trust Preferred Securities issued by the trust will be cumulative, and, in the case of Trust Preferred Securities that have cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by that trust will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of Trust Preferred Securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation or right, if any, of the trust to purchase or redeem Trust Preferred Securities issued by the trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by the trust will be purchased or redeemed, in whole or in part, under that obligation or right;

     - the voting rights, if any, of Trust Preferred Securities issued by the trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the trust agreement of that trust;

     - the terms and conditions, if any, upon which the Junior Subordinated Debt Securities may be distributed to holders of Trust Preferred Securities;

     - if applicable, any securities exchange upon which the Trust Preferred Securities will be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by the trust not inconsistent with the trust agreement of the trust or with applicable law.

     We will guarantee all Trust Preferred Securities offered by this prospectus to the extent set forth under "Description of the Trust Preferred Securities Guarantees."

     You should review carefully any prospectus supplement relating to the Trust Preferred Securities for a description of certain United States federal income tax considerations applicable to that offering of the Trust Preferred Securities.

EVENTS OF DEFAULT

     Any one of the following events constitutes an event of default under each trust agreement with respect to the Trust Preferred Securities:

     - the occurrence of an event of default under the Junior Subordinated Indenture;

     - a default by the property trustee in the payment of any distribution when it becomes due and payable, and the continuation of the default for a period of 30 days;

     - a default by the property trustee in the payment of any redemption price of any of the Trust Preferred Securities when it becomes due and payable;

     - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the applicable trust agreement (other than those defaults covered in the previous two points), and continuation of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting trustee by the holders of at least 25% in aggregate liquidation amount of the outstanding Trust Preferred Securities of the applicable trust, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the applicable trust agreement; or

     - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days of such events.

     Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the applicable trust's Trust Preferred Securities, the administrative trustees and to us, as depositor, unless the event of default has been cured or waived. We, as depositor, and the administrative trustee are required to file annually with the property trustee for each trust, a certificate stating as to whether or not we are in compliance with all conditions and covenants under the applicable trust agreement.

     The existence of an event of default does not entitle the holders of the Trust Preferred Securities to accelerate the maturity of those securities.

COMMON SECURITIES

     In connection with the issuance of Trust Preferred Securities, each trust will issue one series of common securities. The trust agreement of each trust authorizes the administrative trustees of that trust to issue one series of common securities that have the terms including distributions, redemption, voting, liquidation rights or other restrictions, that are described in the trust agreement. The terms of the common securities issued by a trust will be substantially identical to the terms of the Trust Preferred Securities issued by that trust and the common securities will rank equally, and payments will be made on them proportionately, with the Trust Preferred Securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. We will own, directly or indirectly, all of the common securities of each trust.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in each trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of Trust Preferred Securities are entitled under such trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Preferred Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Trust Preferred Securities guarantees which we will execute and deliver for the benefit of the holders of Trust Preferred Securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as guarantee trustee under each guarantee for purposes of compliance with the Trust Indenture Act. The terms of each guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act.

     Because the following is only a summary of the guarantee and is not complete, it does not contain all of the information that you may find useful. For more information, you should refer to the applicable prospectus supplement, the Trust Indenture Act and the form of guarantee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the Trust Preferred Securities of the applicable trust.

GENERAL

     Under each guarantee, we will irrevocably agree to pay in full on a subordinated basis, to the holders of the Trust Preferred Securities issued by a trust, the guarantee payments described below, except to the extent paid by that trust, as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to Trust Preferred Securities issued by a trust to the extent not paid by the trust are called guarantee payments, and will be subject to the guarantee (without duplication):

     - any accumulated and unpaid distributions that must be paid on the Trust Preferred Securities, to the extent the trust has funds available;

     - the redemption price, including all accumulated and unpaid distributions, to the extent the trust has funds available, with respect to any Trust Preferred Securities called for redemption by that trust; and

     - upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Trust Preferred Securities), the lesser of:

          -- the aggregate of the liquidation amount and any accrued and unpaid distributions on the Trust Preferred Securities to the date of payment; and

          -- the amount of assets of the trust that remain available for distribution to holders of the Trust Preferred Securities in liquidation of the trust after satisfaction of liabilities to creditors of such trust as required by applicable law.

     Our obligation to make a guarantee payment may be satisfied by directly paying the holders of Trust Preferred Securities or by causing the applicable trust to pay the holders.

     Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the Junior Subordinated Debt Securities purchased by a trust, the trust will not be able to pay distributions on the Trust Preferred Securities issued by it.

     The guarantee, when taken together with our obligations under the Junior Subordinated Debt Securities, the Junior Subordinated Indenture and the trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust's securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the Trust Preferred Securities.

     We will also agree separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the Junior Subordinated Indenture, holders of Trust Preferred Securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEES

     The guarantees will constitute unsecured obligations of ours and will rank subordinate and junior in right of payment to all our other liabilities to the same extent as the Junior Subordinated Debt Securities. The guarantees will rank equally with all other guarantees issued by us with respect to any Trust Preferred Securities.

     The guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

     The guarantees will not place a limitation on the amount of additional senior indebtedness that we may incur.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable trust. The manner of obtaining the approval of holders of Trust Preferred Securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the Trust Preferred Securities of the applicable trust then outstanding.

TERMINATION

     Each guarantee will terminate as to the Trust Preferred Securities issued by the applicable trust:

     - upon full payment of the redemption price of all Trust Preferred Securities of the trust,

     - upon distribution of the Junior Subordinated Debt Securities held by the trust to the holders of the Trust Preferred Securities, or

     - upon full payment of the amounts payable in accordance with the trust agreement of the trust upon liquidation of the trust.

     Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable trust must restore payment of any sums paid under the Trust Preferred Securities or the guarantee.

EVENTS OF DEFAULT

     An event of default under a guarantee will occur if we fail to make any of our payments or perform any of our other obligations under it.

     The holders of not less than a majority in liquidation amount of the Trust Preferred Securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trust in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those Trust Preferred Securities. Any holder of Trust Preferred Securities relating to that guarantee may institute a legal proceeding directly against us to enforce its rights under the guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

     We are required, as guarantor, to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

INFORMATION CONCERNING THE TRUST PREFERRED SECURITIES GUARANTEE TRUSTEE

     The guarantee trustee, before the occurrence of a default under a Trust Preferred Securities guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee and, after a default under a guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of Trust Preferred Securities to which the guarantee related unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by the guarantee trustee in exercising any of its powers.

GOVERNING LAW

     The guarantees will be governed by and construed in accordance with the laws of the State of New York.

                 RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
           THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

     We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the Trust Preferred Securities, to the extent the trusts have funds available for the payment of these amounts. Taken together, our obligations under the Junior Subordinated Debt Securities, the Junior Subordinated Indenture, the related trust agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations under the Trust Preferred Securities.

     If and to the extent that we do not make payments on the Junior Subordinated Debt Securities, the trusts will not pay distributions or other amounts due on the Trust Preferred Securities. The guarantees do not cover payment of distributions when the trusts do not have sufficient funds to pay the distributions. In this event, the remedy of a holder of Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to the extent set forth in the applicable prospectus supplement.

SUFFICIENCY OF PAYMENTS

     As long as we make payments of interest and other payments when due on the Junior Subordinated Debt Securities, these payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because:

     - the aggregate principal amount of the Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and related common securities;

     - the interest rate and interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

     - we will pay for any and all costs, expenses and liabilities of each trust, except the obligations of each trust to pay to holders of the Trust Preferred Securities the amounts due to the holders under the terms of the Trust Preferred Securities; and

     - each trust will not engage in any activity that is not consistent with the limited purposes of each trust.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

     A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person.

                              PLAN OF DISTRIBUTION

     We and/or one of our trusts may sell Securities to or through underwriters or dealers, directly to other purchasers or through agents. Each prospectus supplement will describe the method of distribution of the Securities that are being offered.

     The distribution of the Securities may take place from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any underwriter or agent will be identified, and any compensation received from us, will be described, in the prospectus supplement.

     If so indicated in the applicable prospectus supplement and subject to existing market conditions, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include but are not limited to commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and the other agents will not have any responsibility in respect of the validity or performance of the contracts.

     Underwriters and agents who participate in the distribution of Securities may be entitled under agreements which may be entered into by us and/or one of our trusts to indemnification by us and/or one of our trusts against certain liabilities, including liabilities under the Securities Act.

     Except as indicated in the applicable prospectus supplement, the Securities are not expected to be listed on a securities exchange, except for the Common Stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in the Securities. We cannot predict the activity or liquidity of any trading in the Securities.

                             VALIDITY OF SECURITIES

     The validity of the Securities (other than the Trust Preferred Securities) will be passed upon for us by John W. Scheflen, Executive Vice President, General Counsel and Secretary of the Company, and for any underwriters, dealers or agents by Simpson Thacher & Bartlett, New York, New York. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the trusts. Simpson Thacher & Bartlett will rely on the opinion of Mr. Scheflen as to matters of Maryland law and the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Mr. Scheflen will rely on the opinion of Simpson Thacher & Bartlett as to matters of New York law. Mr. Scheflen owns beneficially in excess of 700,000 shares of Common Stock, including options exercisable within sixty days under our stock incentive plans. Simpson Thacher & Bartlett and Richards, Layton & Finger, P.A. regularly performs legal services for us and our subsidiaries.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements which are incorporated by reference in our annual report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A-1 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX OF TERMS FOR PROSPECTUS

                 Term                   Page
                 ----                   ----
Bank..................................    5
BHCA..................................    7
BIF...................................   10
Commission............................    4
Common Stock..........................   24
covenant defeasance...................   17
Currency Warrant Agent................   26
Currency Warrant Agreement............   26
Currency Warrants.....................   25
Debt Securities.......................   12
defeasance............................   17
Deposit Agreement.....................   23
Depositary............................   23
Depositary Receipts...................   22
Depositary Shares.....................   22
designated currency...................   26
DIFA..................................   10
Direct credit substitute..............   10
FDIC..................................    7
FDICIA................................    8
Federal Reserve Board.................    7
FICO..................................   10
indebtedness for money borrowed.......   15
Indentures............................   12
Junior Securities.....................   21
Junior Subordinated Debt Securities...    5
Junior Subordinated Indenture.........   27

                 Term                   Page
                 ----                   ----
Junior Subordinated Trustee...........   27
OCC...................................    7
Other Financial Obligations...........   15
Parity Securities.....................   21
Preferred Stock.......................   20
Prepaid Securities....................   27
Recourse..............................    9
Registration Statement................   12
residual interests....................   10
SAIF..................................   11
Securities............................   25
Securities Warrants...................   25
Senior Debt Securities................   12
Senior Indebtedness...................   14
Senior Indenture......................   12
Senior Trustee........................   12
Stock Purchase Contracts..............   27
Stock Purchase Units..................   27
Subordinated Debt Securities..........   12
Subordinated Indenture................   12
Subordinated Trustee..................   12
Trust Preferred Securities............    5
Trustees..............................   12
Warrant Agent.........................   25
Warrant Agreement.....................   25
well-capitalized......................    9

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses, other than underwriting compensation, in connection with the offering described in this Registration Statement will be as follows:

Registration fee............................................   $2,199,560
Trustee's fees and expenses.................................       50,000
Printing and engraving expenses.............................      300,000
Legal fees and expenses.....................................    1,000,000
Accountant's fees and expenses..............................      250,000
Rating agency fees..........................................      650,000
Blue Sky fees and expenses..................................      100,000
Miscellaneous...............................................      200,000
                                                               ----------
          Total.............................................   $4,749,560
                                                               ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation and By-Laws provide that the Registrant shall indemnify and advance expenses to its currently acting and its former directors to the maximum extent permitted by the Maryland General Corporation Law, and that the Registrant shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the preceding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Underwriting Agreements filed as Exhibits 1(a) and 1(b) to this Registration Statement and the Distribution Agreement filed as Exhibit 1(c) to this Registration Statement provide for indemnification of directors and officers of the Company by the underwriters and agents against certain liabilities under the Securities Act of 1933, as amended, in certain instances.

ITEM 16. EXHIBITS

  (1)(a) Debt Underwriting Agreement (incorporated by reference to exhibit 1(a) from the Registrant's Registration Statement on Form S-3 (Commission File No. 33-95600) filed with the
             Securities and Exchange Commission ("Registration Statement
             33-95600")).
  (1)(b) Form of Preferred Stock Underwriting Agreement (incorporated by reference to exhibit 1(b)) from the Registrant's
             Registration Statement on Form S-3 (Commission File No.
             33-76278) filed with the Securities and Exchange
             Commission).

  (1)(c)     Distribution Agreement dated April 11, 1994 among the
             Company, Lehman Brothers Inc., Bear, Stearns & Co., Inc., CS
             First Boston Corporation, Goldman, Sachs & Co., Merrill
             Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan
             Securities Inc. (incorporated by reference to exhibit 1(c) from Registration Statement 33-95600).
  (1)(d) Amendment to Distribution Agreement dated May 1, 1995 among the Company, Lehman Brothers Inc., Bear, Stearns & Co.,
             Inc., CS First Boston Corporation, Goldman, Sachs & Co.,
             Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.
             Morgan Securities Inc. (incorporated by reference to exhibit
             1(d) from Registration Statement 33-95600).
  (1)(e) Amendment to Distribution Agreement dated September 13, 1995 among the Company, Lehman Brothers Inc., Bear, Stearns &
             Co., Inc. CS First Boston Corporation, Goldman, Sachs & Co.,
             Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.
             Morgan Securities Inc. (incorporated by reference to exhibit
             1(e) from the Registrant's Registration Statement on Form
             S-3 (Commission File No. 333-17187) filed with the
             Securities and Exchange Commission).
  (1)(f) Amendment to Distribution Agreement dated January 17, 1997 among the Company, Lehman Brothers Inc., Bear, Stearns & Co.
             Inc., Credit Suisse First Boston Corporation, Goldman, Sachs
             & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (incorporated by reference to exhibit 1(f) from the Registrant's Registration Statement on Form S-3 (Commission File No. 333-47179) filed with the
             Securities and Exchange Commission ("Registration Statement
             333-47179")).
  (1)(g) Amendment to Distribution Agreement dated October 8, 1997 among the Company, Lehman Brothers Inc., Bear, Stearns & Co.
             Inc., Credit Suisse First Boston Corporation, Goldman, Sachs
             & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (incorporated by reference to exhibit 1(g) from Registration Statement 333-47179).
  (1)(h) Amendment to Distribution Agreement dated April 9, 1998 among the Company, Lehman Brothers Inc., Bear, Stearns & Co.
             Inc., Chase Securities Inc., Credit Suisse First Boston
             Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and
             Salomon Brothers Inc.
  (1)(i) Amendment to Distribution Agreement dated April 30, 1999 among the Company, Lehman Brothers Inc., Bear, Stearns & Co.
             Inc., Chase Securities Inc., Credit Suisse First Boston
             Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce,
             Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and
             Salomon Smith Barney Inc.
 *(1)(j)     Forms of Underwriting Agreement for Debt Securities,
             Preferred Stock, Depositary Shares, Securities Warrants,
             Currency Warrants, Stock Purchase Contracts, Stock Purchase
             Units and Prepaid Stock Purchase Contracts.
  (1)(k)     Underwriting Agreement dated August 14, 2000 between the
             Company and Goldman, Sachs & Co. (incorporated by reference to exhibit 1(h) from the Registrant's Current Report on Form
             8-K dated August 14, 2000, filed with the Securities and Exchange Commission (Commission File No. 1-10683).
  (3)(a)     Articles of Incorporation, as amended and supplemented
             (incorporated by reference to exhibit 3.1 from the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).
  (3)(b)     By-laws, as amended (incorporated by reference to exhibit
             3.2 from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (Commission File No.
             1-10683)).
  (4)(a) Senior Indenture, dated as of September 29, 1992, between the Company and Bankers Trust Company as Trustee
             (incorporated by reference to exhibit 4(a) from Registration
             Statement 33-95600).

  (4)(b)     Subordinated Indenture, dated as of November 24, 1992,
             between the Company and Harris Trust and Savings Bank as
             Trustee (incorporated by reference to exhibit 4(b) from
             Registration Statement 33-95600).
  (4)(c)     Form of fixed rate Senior Medium-Term Note Due Nine Months or More From Date of Issue (incorporated by reference to
             exhibit 4(b) from the Registrant's Current Report on Form
             8-K dated November 24, 1992, filed with the Securities and
             Exchange Commission (Commission File No 1-10683)).
  (4)(d)     Form of floating rate Subordinated Medium-Term Note Due Nine
             Months or More From Date of Issue (incorporated by reference to exhibit 4(d) from the Registrant's Current Report on Form
             8-K dated November 24, 1992, filed with the Securities and
             Exchange Commission (Commission File No 1-10683)).
  (4)(e)     Form of fixed rate Senior Medium-Term Note Due Nine Months or More From Date of Issue (incorporated by reference to
             exhibit 4(c) from the Registrant's Current Report on Form
             8-K dated November 24, 1992, filed with the Securities and
             Exchange Commission (Commission File No 1-10683)).
  (4)(f)     Form of floating rate Subordinated Medium-Term Note Due Nine
             Months or More from Date of Issue (incorporated by reference to exhibit 4(e) from the Registrant's Current Report on Form
             8-K dated November 24, 1992, filed with the Securities and
             Exchange Commission (Commission File No 1-10683)).
  (4)(g)     Form of Articles Supplementary relating to each series of
             Preferred Stock (to be filed by amendment or incorporated by reference in connection with the offering of each series of
             Preferred Stock).
  (4)(h)     Form of Deposit Agreement (incorporated by reference to
             exhibit 4(h) from the Registrant's Registration Statement on
             Form S-3 (Commission File No. 33-76278) filed with the
             Securities and Exchange Commission).
 *(4)(i)     Form of Warrant Agreement.
  (4)(j)     Form of Junior Subordinated Indenture between MBNA
             Corporation and The Bank of New York, as Junior Subordinated
             Trustee (incorporated by reference to exhibit 4(c) from the
             Registrant's Registration Statement on Form S-3 (Commission
             File No. 333-15721) filed with the Securities and Exchange
             Commission)
  (4)(k)(1)  Certificate of Trust of MBNA Capital D (incorporated by reference to exhibit 4(d)(4) from the Registrant's
             Registration Statement on Form S-3 (Commission File No.
             333-15721) filed with the Securities and Exchange
             Commission)
  (4)(k)(2)  Certificate of Trust of MBNA Capital E (incorporated by reference to exhibit 4(d)(5) from the Registrant's
             Registration Statement on Form S-3 (Commission File No.
             333-15721) filed with the Securities and Exchange
             Commission)
  (4)(k)(3)  Certificate of Trust of MBNA Capital F
  (4)(k)(4)  Certificate of Trust of MBNA Capital G
  (4)(l)(1)  Trust Agreement of MBNA Capital D (incorporated by reference to exhibit 4(e)(4) from the Registrant's Registration
             Statement on Form S-3 (Commission File No. 333-15721) filed with the Securities and Exchange Commission)
  (4)(l)(2)  Trust Agreement of MBNA Capital E (incorporated by reference to exhibit 4(e)(5) from the Registrant's Registration
             Statement on Form S-3 (Commission File No. 333-15721) filed with the Securities and Exchange Commission)
  (4)(l)(3)  Trust Agreement of MBNA Capital F
  (4)(l)(4)  Trust Agreement of MBNA Capital G

  (4)(m)(1)  Form of Amended and Restated Trust Agreement of MBNA Capital
             D (incorporated by reference to exhibit 4(f)(4) from the Registrant's Registration Statement on Form S-3 (Commission
             File No. 333-15721) filed with the Securities and Exchange
             Commission)
  (4)(m)(2)  Form of Amended and Restated Trust Agreement of MBNA Capital
             E (incorporated by reference to exhibit 4(f)(5) from the Registrant's Registration Statement on Form S-3 (Commission
             File No. 333-15721) filed with the Securities and Exchange
             Commission)
 *(4)(m)(3)  Form of Amended and Restated Trust Agreement of MBNA Capital
             F
 *(4)(m)(4)  Form of Amended and Restated Trust Agreement of MBNA Capital
             G
  (4)(n)(1)  Form of Trust Preferred Security Certificate for MBNA
             Capital D (incorporated by reference to exhibit 4(e)(4) from the Registrant's Registration Statement on Form S-3
             (Commission File No. 333-15721) filed with the Securities and Exchange Commission)
  (4)(n)(2)  Form of Trust Preferred Security Certificate for MBNA
             Capital E (incorporated by reference to exhibit 4(e)(5) from the Registrant's Registration Statement on Form S-3
             (Commission File No. 333-15721) filed with the Securities and Exchange Commission)
 *(4)(n)(3)  Form of Trust Preferred Security Certificate for MBNA
             Capital F
 *(4)(n)(4)  Form of Trust Preferred Security Certificate for MBNA
             Capital G
  (4)(o)(1) Form of Guarantee Agreement for MBNA Capital D (incorporated by reference to exhibit 4(h)(4) from the Registrant's
             Registration Statement on Form S-3 (Commission File No.
             333-15721) filed with the Securities and Exchange
             Commission)
  (4)(o)(2) Form of Guarantee Agreement for MBNA Capital E (incorporated by reference to exhibit 4(h)(5) from the Registrant's
             Registration Statement on Form S-3 (Commission File No.
             333-15721) filed with the Securities and Exchange
             Commission)
 *(4)(o)(3)  Form of Guarantee Agreement for MBNA Capital F
 *(4)(o)(4)  Form of Guarantee Agreement for MBNA Capital G
  (4)(p) Form of Junior Subordinated Debt Security (incorporated by reference to exhibit 4(c) from the Registrant's Registration
             Statement on Form S-3 (Commission File No. 333-15721) filed with the Securities and Exchange Commission)
  (5)(a)     Opinion and Consent of John W. Scheflen, Executive Vice
             President, General Counsel and Secretary of the Company.
  (5)(b) Opinion of Richard, Layton & Finger, P.A., special Delaware counsel as to the legality of the Trust Preferred Securities to be issued by MBNA Capital D (incorporated by reference to exhibit 5(e) from the Registrant's Registration Statement on Form S-3 (Commission File No. 333-15721) filed with the
             Securities and Exchange Commission)
  (5)(c) Opinion of Richard, Layton & Finger, P.A., special Delaware counsel as to the legality of the Trust Preferred Securities to be issued by MBNA Capital E (incorporated by reference to exhibit 5(f) from the Registrant's Registration Statement on Form S-3 (Commission File No. 333-15721) filed with the
             Securities and Exchange Commission)
 *(5)(d) Opinion of Richard, Layton & Finger, P.A., special Delaware counsel as to the legality of the Trust Preferred Securities to be issued by MBNA Capital F
 *(5)(e) Opinion of Richard, Layton & Finger, P.A., special Delaware counsel as to the legality of the Trust Preferred Securities to be issued by MBNA Capital G
 *(8) Opinion of Simpson Thacher & Bartlett as to certain federal income tax matters
  (12)       Statement re: Computation of Ratio of Earnings to Fixed
             Charges and Ratio of Earnings to Combined Fixed Charges and
             Preferred Stock Dividend Requirements.
  (23)(a)    Consent of Ernst & Young LLP.

   (23)(b)       Consent of John W. Scheflen (included in exhibit 5(a)).
   (23)(c)       Consent of Richards, Layton & Finger P.A. (included in Exhibits 5(b), 5(c), 5(d) and 5(e))
   (24)          Powers of Attorney (included in signature page).
   (25)(a)       Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                 Bankers Trust Company (incorporated by reference to exhibit 25(a) from the Registrant's
                 Registration Statement on Form S-3 (Commission File No. 33-76278) filed with the Securities and
                 Exchange Commission).
   (25)(b)       Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Harris
                 Trust and Savings Bank (incorporated by reference to exhibit 25(b) from the Registrant's
                 Registration Statement on Form S-3 (Commission File No. 33-76278) filed with the Securities and
                 Exchange Commission).
   (25)(c)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Junior
                 Subordinated Indenture (incorporated by reference to exhibit 25(a) from the Registrant's
                 Registration Statement on Form S-3 (Commission File No. 333-15721) filed with the Securities and
                 Exchange Commission
   (25)(d)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Amended and
                 Restated Trust Agreement of MBNA Capital D (incorporated by reference to exhibit 25(e) from the
                 Registrant's Registration Statement on Form S-3 (Commission File No. 333-15721) filed with the
                 Securities and Exchange Commission
   (25)(e)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Amended and
                 Restated Trust Agreement of MBNA Capital E (incorporated by reference to exhibit 25(f) from the
                 Registrant's Registration Statement on Form S-3 (Commission File No. 333-15721) filed with the
                 Securities and Exchange Commission
  *(25)(f)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Trust
                 Agreement of MBNA Capital F
  *(25)(g)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Trust
                 Agreement of MBNA Capital G
   (25)(h)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Guarantee for the benefit of the holders of Trust Preferred Securities of MBNA Capital D (incorporated by reference to exhibit 25(j) from the Registrant's Registration Statement on Form S-3 (Commission
                 File No. 333-15721) filed with the Securities and Exchange Commission
   (25)(i)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Guarantee for the benefit of the holders of Trust Preferred Securities of MBNA Capital E (incorporated by reference to exhibit 25(k) from the Registrant's Registration Statement on Form S-3 (Commission
                 File No. 333-15721) filed with the Securities and Exchange Commission
  *(25)(j)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Guarantee for the benefit of the holders of Trust Preferred Securities of MBNA Capital F
  *(25)(k)       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Guarantee for the benefit of the holders of Trust Preferred Securities of MBNA Capital G

---------------

* To be filed subsequent to the effectiveness of this Registration Statement by an amendment to the Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of Securities.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE, ON SEPTEMBER 14, 2000.

                                          MBNA CORPORATION

                                          By:      /s/ M. SCOT KAUFMAN
                                            ------------------------------------
                                                      M. SCOT KAUFMAN
                                            SENIOR EXECUTIVE VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

     The undersigned Directors and Officers of MBNA Corporation hereby appoint Vernon H.C. Wright and John W. Scheflen, and each of them, as attorneys-in-fact for the undersigned, with full power of substitution and resubstitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON SEPTEMBER 14, 2000 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                     SIGNATURE                                            TITLE
                     ---------                                            -----
                 /s/ ALFRED LERNER                        Chairman and Chief Executive Officer
---------------------------------------------------    (principal executive officer) and Director
                   ALFRED LERNER

               /s/ CHARLES M. CAWLEY                             President and Director
---------------------------------------------------
                 CHARLES M. CAWLEY

                /s/ M. SCOT KAUFMAN                        Senior Executive Vice President and
---------------------------------------------------              Chief Financial Officer
                  M. SCOT KAUFMAN                     (principal financial and accounting officer)

                /s/ JAMES H. BERICK                                     Director
---------------------------------------------------
               JAMES H. BERICK, ESQ.

             /s/ BENJAMIN R. CIVILETTI                                  Director
---------------------------------------------------
            BENJAMIN R. CIVILETTI, ESQ.

                /s/ WILLIAM L. JEWS                                     Director
---------------------------------------------------
                  WILLIAM L. JEWS

                     SIGNATURE                                            TITLE
                     ---------                                            -----
              /s/ RANDOLPH D. LERNER                                    Director
---------------------------------------------------
             RANDOLPH D. LERNER, ESQ.

              /s/ STUART L. MARKOWITZ                                   Director
---------------------------------------------------
             STUART L. MARKOWITZ, M.D.

               /s/ MICHAEL ROSENTHAL                                    Director
---------------------------------------------------
             MICHAEL ROSENTHAL, PH.D.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE, ON SEPTEMBER 14, 2000.

                                          MBNA CAPITAL D

                                          By: MBNA Corporation, as Depositor

                                          By:      /s/ M. SCOT KAUFMAN
                                            ------------------------------------
                                                      M. SCOT KAUFMAN
                                            SENIOR EXECUTIVE VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE, ON SEPTEMBER 14, 2000.

                                          MBNA CAPITAL E

                                          By: MBNA Corporation, as Depositor

                                          By:      /s/ M. SCOT KAUFMAN
                                            ------------------------------------
                                                      M. SCOT KAUFMAN
                                            SENIOR EXECUTIVE VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE, ON SEPTEMBER 14, 2000.

                                          MBNA CAPITAL F

                                          By: MBNA Corporation, as Depositor

                                          By:      /s/ M. SCOT KAUFMAN
                                            ------------------------------------
                                                      M. SCOT KAUFMAN
                                            SENIOR EXECUTIVE VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE, ON SEPTEMBER 14, 2000.

                                          MBNA CAPITAL G

                                          By: MBNA Corporation, as Depositor

                                          By:      /s/ M. SCOT KAUFMAN
                                            ------------------------------------
                                                      M. SCOT KAUFMAN
                                            SENIOR EXECUTIVE VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER